EXHIBIT 10.33

                         NEWPORT NEWS SHIPBUILDING INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                    Article I
                             ESTABLISHMENT & PURPOSE

1.1 Establishment. Effective as of January 1, 1999, Newport News Shipbuilding Inc. has adopted this supplemental retirement plan known as the Newport News Shipbuilding Inc. Supplemental Executive Retirement Plan for the benefit of a select group of highly compensated employees and their Surviving Spouses.

1.2 Purpose. The purpose of the Plan is to provide supplemental retirement income and death benefits in excess of the benefits provided by the Newport News Shipbuilding Inc. Retirement Plan, as amended and restated effective January 1, 1998 and the Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan as effective January 1, 1998 and as subsequently amended, and to enable the Company and any adopting Employers to attract and retain certain key executives.


                                   Article II
                                   DEFINITIONS

Definitions. As used herein, the following words and phrases have the meanings ascribed to them in Article II unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but, for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender and words in the feminine gender shall be deemed to include the masculine gender. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.1 "Accrued Benefit as of a specified date with respect to a Participant means a monthly benefit equal to the greater of (a) or (b) subject to (c) below where:

(a) means the Accrued Benefit as defined in the Restoration Plan, except that compensation used in the calculation of vested benefits shall be Final Average Compensation as defined in this Plan.

(b) means one-twelfth of the following percentage of the Participant's Final Average Compensation, where the percentage to be used is determined by the age that the Participant attained or will attain on the one-year anniversary of his date of birth that is coincident with or immediately preceding the end of the calendar year which contains the date as of which his Accrued Benefit is being calculated ("Age At End of Year"):


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                             Age At End of Year            Applicable Percentage
                               Less than 55                          0%
                                   55                               20%
                                   56                               26%
                                   57                               32%
                                   58                               38%
                                   59                               44%
                                   60 or more                       50%

           Solely for the purposes of this subsection, any Participant whose Age At End of Year exceeded 55 on the date he became a Participant in the Plan shall be treated as though his Age At End of Year on the date he became a Participant was 55, and his Age At End of Year shall increase by one on each subsequent January 1.

           The benefit described in this subsection (b) shall be expressed as a Life Annuity commencing at the Participant's Normal Retirement Date.

      (c) In the event of a Change in Control, each Active Participant's Accrued Benefit shall be calculated as follows: under (a) above by adding three (3) years to his Years of Service and three (3) years to his Years of Participation, and under (b) above by adding five (5) years to his Age at End of Year.

2.2 "Actuarial Equivalent" shall have the same meaning as under the Qualified Plan. For purposes of calculating any single sum amount that becomes due under this Plan, the single sum amount shall be calculated using the same factors that would be used for the same purpose under the Qualified Plan, without regard to any limitations on the amount of a single sum payment that apply under the Qualified Plan.

2.3 "Annuity Starting Date" shall mean the first day of the first period for which an amount is payable as an annuity, or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such a benefit and on which payment is due under the Plan.

2.4 "Associated Employer" means any corporation which has been designated as an Associated Employer by the Newport News Shipbuilding Inc. Board of Directors and which has adopted the Plan.

2.5 "Beneficiary" shall mean the person or entity designated by a Participant to receive benefits under this Plan. This designation shall be made on a beneficiary designation form provided by the Plan Administrator, signed by such Participant, and filed with the Plan Administrator.

2.6 "Board of Directors" or "Board" shall mean the Board of Directors of Newport News Shipbuilding Inc.

2.7 "Termination for Cause" shall have the same meaning as under the Restoration Plan.

2.8 "Change in Control" shall have the same meaning as under the Newport News Shipbuilding Inc. Change in Control Severance Benefit Plan for Key Executives.

2.9 "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

2.10 "Committee" shall mean the Compensation and Benefits Committee of the Board of Directors of Newport News Shipbuilding Inc.

2.11 "Company" shall mean Newport News Shipbuilding Inc.

2.12 "Final Average Compensation" shall mean the average of the Participant's Covered Compensation for any three calendar years (out of the five most recent full calendar years) that produces the highest average. Covered Compensation shall mean regular base compensation during the calendar year plus actual short-term incentive compensation earned during the same calendar year. For any calendar year in which a Participant was employed by an Employer for only part of the year, the regular base compensation and short-term incentive compensation earned during that year will be converted pro rata to an annual amount. Short-term incentive compensation shall be included as Covered Compensation with respect to the calendar year in which it was earned by the Participant, without regard to the calendar year in which it was paid to the Participant. Short-term incentive compensation shall mean only annual bonuses paid or eligible to be paid to the Participant in cash based on Company and individual employee performance criteria, and shall not include signing bonuses, relocation allowances, long-term incentive awards, stock options, performance share grants, expense allowances or reimbursements, or any other compensation.

2.13 "Death Benefit" means the Benefit described in Section 4.4 payable at the Participant's death.

2.14 "Early Retirement Date" shall mean the first day of any month preceding his Normal Retirement Date that is coincident with or next following the later of: (a) the date the Participant attains age 55, (b) the fifth anniversary of his date of employment with an Employer, and (c) the date his employment with all Employers is terminated. Solely for Active Participants at the time of a Change in Control, "age 50" shall be substituted for "age 55" and "second anniversary" shall be substituted for "fifth anniversary" in the preceding sentence.

2.15 "Effective Date" shall mean January 1, 1999.

2.16 "Employer" shall mean Newport News Shipbuilding Inc. and any Associated Employer.

2.17 "Late Retirement Date" shall mean the first day of any month that follows the later of (a) his Normal Retirement Date, and (b) the date his employment with all Employers is terminated.

2.18 "Life Annuity" shall mean a series of monthly installments which will continue for the lifetime of the Participant and will cease upon his death.

2.19 "Normal Retirement Date" shall mean the first day of the month coincident with or next following the later of: (a) the date the Participant attains age 60, (b) the fifth anniversary of his date of employment with an Employer, and (c) the date his employment with all Employers is terminated. Solely for Active Participants at the time of a Change in Control, "age 55" shall be substituted for "age 60" and "second anniversary" shall be substituted for "fifth anniversary" in the preceding sentence.

2.20 "Offset Plans" shall mean the Tenneco Inc. Retirement Plan, the Tenneco Inc. Supplemental Executive Retirement Plan, the Qualified Plan, the Restoration Plan, and any individual employment agreement, contract or other arrangement between the Company and the Participant that provides for retirement benefits.

2.21 "Offset Plan Reduction" shall mean any benefit that is or becomes payable under any of the Offset Plans on behalf of the Participant. Such reductions to the Accrued Benefit shall occur each time the Participant first becomes eligible to receive a benefit from an Offset Plan, without regard to whether the Participant actually begins to receive such benefit. The amount of the reduction shall be the amount of benefit the Participant would have received from the Offset Plan if he had elected to begin receipt of the benefit as a Life Annuity at the time he was first eligible, converted on an Actuarial Equivalent basis to the form of benefit he elected from this Plan.

2.22 "Participant" shall mean any employee of an Employer who becomes eligible to participate in the Plan pursuant to Article III and who continues to be entitled to any benefits under the Plan. "Active Participant" shall mean a Participant who is an employee of an Employer and who is eligible to accrue additional benefits under the Plan.

2.23 "Plan" shall mean the Newport News Shipbuilding Inc. Supplemental Executive Retirement Plan.

2.24 "Plan Year" shall mean the calendar year.

2.25 "Qualified Plan" shall mean the Newport News Shipbuilding Inc. Retirement Plan. In the event that the Qualified Plan is subsequently amended, reference to a Section of the Qualified Plan shall be deemed to refer to the operational successor of such Section.

2.26 "Rabbi Trust" means a trust described in Code Section 671, which shall be established in connection with this Plan.

2.27 "Restoration Plan" means the Newport News Shipbuilding Inc. Retirement Benefit Restoration Plan.

2.28 "Retirement" shall mean termination of employment with all Employers at a time when the Participant is eligible for an Early, Normal, or Late Retirement Benefit, other than a Participant's Termination for Cause.

2.29 "Retirement Benefit" means the Benefit described in Section 4.1 payable at the Participant's Retirement Date.

2.30 "Retirement Date" shall mean the Participant's Early, Normal, or Late Retirement Date.

2.31 "Spouse" shall mean the person legally married to the Participant at his Annuity Starting Date.

2.32 "Surviving Spouse" shall mean the person legally married to the Participant at his date of death.

2.33 "Years of Participation" shall have the same meaning as under the Restoration Plan.

2.34 "Years of Service" shall have the same meaning as under the Restoration
     Plan.


                                   Article III
                               PLAN PARTICIPATION

3.1 Eligibility to Participate in the Plan. All Employees of the Employer who are employed in a position designated as ECP Level 7 or higher as of the Effective Date shall be Participants in the plan as of the Effective Date. Any other Employee of the Employer who is subsequently specifically designated by the Committee shall also be eligible to participate in the Plan.

3.2 Participation. A Participant shall remain a Participant so long as he is entitled to current or contingent benefits under the Plan, but shall cease to be a Participant if he terminates employment with all Employers prior to the date he becomes eligible for payment of benefits under Article IV of the Plan. If a Participant ceases to be an employee, but later become re-employed by an Employer, he shall again become a Participant when he is specifically designated a Participant by the Committee .

3.3 Select Group of Employees. The Plan is intended to qualify as a plan maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, and, as such, to be exempt from certain provisions of the Employee Retirement Income Security Act of 1974, as amended. If the Company determines based on subsequent authority or if an agency or court of competent jurisdiction determines that the Plan benefits any person other than a member of the select group of management or highly compensated employees as per ERISA sections 201, 301, or 401 (and the period for appeal of such determination has elapsed), the participation of each employee who is determined not to be included in such group shall be immediately terminated. Such employee shall forfeit any Accrued Benefit, regardless of whether such benefit is otherwise vested and the employee shall cease to accrue any additional benefit under the Plan.


                                   Article IV
                                    BENEFITS

4.1 Retirement Benefits. Except as otherwise provided herein, retirement benefits will be computed and paid as follows:

      (a) Normal Retirement Benefit shall be equal to the Participant's Accrued Benefit determined at the Participant's Normal Retirement Date and commencing on such date reduced by the Offset Plan Reduction.

(b) Early Retirement Benefit shall be equal to the Participant's Accrued Benefit determined at the Participant's Early Retirement Date and commencing on such date, reduced by 5/12 of 1% for each month that his Early Retirement Date precedes his Normal Retirement Date and further reduced by the Offset Plan Reduction

(c) Late Retirement Benefit shall be equal to the Participant's Accrued benefit determined at the Participant's Late Retirement Date and commencing on such date reduced by the Offset Plan Reduction.

4.2 Termination of Service. A Participant whose employment with all Employers is terminated prior to his earliest Early Retirement Date, or a Participant whose employment ends at any time on account of his Termination for Cause, shall forfeit his entire Accrued Benefit under this Plan. Notwithstanding the forgoing, in the event of a Change in Control the rights of all Participants to their accrued Retirement Benefits and Death Benefits shall be nonforfeitable, unless the Participant's employment ends on account of his Discharge for Cause within the meaning of the Newport News Shipbuilding Inc. Change in Control Severance Benefit Plan for Key Executives.

4.3 Form of Retirement Benefit. At the election of the Participant, his Retirement Benefit may be paid in any form of benefit available under the Qualified Plan, except that a single sum payment option shall not be available. Notwithstanding the prior sentence, if the single sum Actuarial Equivalent of his Accrued Benefit is less than $50,000 after taking into account all current and future reductions in his Accrued Benefit that are attributable to the Offset Plans, then he shall be paid such single sum Actuarial Equivalent in lieu of all other benefits payable to him from this Plan. Notwithstanding the forgoing, in the event of a Change in Control any Participant whose employment has been terminated may elect to receive a single sum payment that is the Actuarial Equivalent of his Accrued Benefit in lieu of all other benefits otherwise payable to him from this Plan.

4.4 Death Benefit. If a Participant dies, the single sum Actuarial Equivalent of his Accrued Benefit, after taking into account all current and future reductions in his Accrued Benefit that would have been made as a result of benefits attributable to the Offset Plans if he had not died, shall be paid to his Beneficiary.

4.5 Time of Payment. Payment of a Participant's benefit under this Article shall commence on the Participant's applicable Retirement Date.

4.6 Suspension of Benefits. If a retired former participant is re-employed by an Employer, his benefit will be suspended until his employment with all Employers is again terminated. His Retirement Benefit shall be recalculated when his employment with all Employers again ceases. If the retired former participant did not meet the requirements to again become an Active Participant, his new benefit amount will be equal to the benefit he was receiving immediately prior to his re-employment, increased by the annuity that is the Actuarial Equivalent of the payments that were suspended during his period of re-employment, and decreased by the annuity that is the Actuarial Equivalent of any payments that would otherwise have first become payable to him under an Offset Plan during his period of re-employment. If the formerly retired Participant met the Participation requirements of section 3.2 and again became an Active Participant prior to his subsequent retirement, his Retirement Benefit will be recalculated as of the date his employment with all Employers is again terminated, increased by the annuity that is the Actuarial Equivalent of the payments that were suspended during his period of re-employment, and decreased by the annuity that is the Actuarial Equivalent of any payments that would otherwise have first become payable to him under an Offset Plan during his period of re-employment. Notwithstanding the forgoing, the Retirement Benefit of a retired former participant who is re-employed by an Employer can never be less than what it would have been had he never been re-employed.

      The Plan Administrator shall establish procedures for the resumption of benefits and the offsetting of benefit overpayments, if any.

4.7 Income and Payroll Tax Withholding. To the extent required by the laws in effect at the time deferred compensation payments are made under this Plan, the Employer shall withhold from such deferred compensation payments any taxes required to be withheld for federal, state, or local government purposes.


                                    Article V
                               PLAN ADMINISTRATION

5.1 Administration of the Plan. The Plan shall be administered by a Plan Administrator, which shall be appointed by the Committee, subject, however, to any action taken by the Committee in respect to the Plan. The Plan Administrator shall be responsible for the administration of the Plan and shall have all of the discretionary authority, rights and duties which are necessary or appropriate for proper administration of the Plan including, without limitation, the discretionary power to determine eligibility for participation in the Plan, construe the terms of the Plan, resolve ambiguities, supply omissions, cure defects, and determine amounts due under the Plan. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator shall file with the Department of Labor and distribute to the Participants any reports and other information required by applicable law and shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by it with respect to the Plan. The Plan Administrator may appoint one or more delegates to discharge any or all of its responsibilities hereunder. Except as expressly limited by the Plan Administrator, such delegates shall have all of the rights and discretionary duties which are appropriate to carry out the duties that have been delegated.


                                   Article VI
                            AMENDMENT AND TERMINATION

6.1 Amendment and Termination of the Plan. The Committee may amend or terminate the Plan at any time. However, no such amendment or termination shall deprive any Participant or Surviving Spouse of any portion of any Retirement Benefit or Death Benefit which has accrued prior to the effective date of such amendment or termination. Any officer of the Company who has been duly authorized by the Committee to perform acts of such kind may take actions permitted by this Section.


                                   Article VII
                               GENERAL PROVISIONS

7.1 Funding. Benefits payable under this Plan to a Participant shall be paid directly from the general assets of the Employer. No Employer shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and his Surviving Spouse shall not have any property interest in any specific assets of any Employer other than the unsecured right to receive payments from the Employer as provided herein. Notwithstanding the foregoing, in the event of a Change in Control, the Company shall fund all Accrued Benefits payable under this Plan through a trust described in Code section 671 with respect to which the Company is the grantor (a "Rabbi Trust"). Prior to a Change in Control, the Company shall not be obligated to deposit funds into such Rabbi Trust.

7.2 Nonalienation of Benefits under this Plan. Except for claims of indebtedness owing to an Employer, the interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, his Beneficiary, or any other person to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. The Employer may cancel and refuse to pay any portion of a benefit that is sold, transferred, alienated, assigned, pledged, anticipated or encumbered. Additionally, the benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, nor shall the Plan Administrator or the Employer be required to comply with the terms of such order in connection with this Plan.

7.3 Plan Not a Contract of Employment. This Plan shall not be deemed to constitute a contract of employment between any Employer and any Participant or to be a consideration or an inducement for the employment or continued employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of any Employer or to interfere with the right of any Employer to terminate any Participant or employee at any time regardless of the effect which such termination shall have upon such individual as a Participant in the Plan.

7.4 Required Notification to Plan Administrator. Each Participant entitled to benefits hereunder shall file with the Plan Administrator from time to time in writing his post office address and each change of post office address. Any check representing payment hereunder and any communication addressed to a Participant or a former Participant hereunder at his last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Employer shall be binding on such person for all purposes of the Plan, and neither the Plan Administrator nor the Employer or other payor shall be obliged to search for or ascertain the location of any such person. If the Plan Administrator for any reason is in doubt as to the address of any Participant or former Participant entitled to benefits hereunder or as to whether benefit payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his address last known to the Plan Administrator, notify such person that:

      (a) All unmailed and future retirement income payments shall be henceforth withheld until he provides the Plan Administrator with evidence of his continued life and his proper mailing address; and

      (b) His right to any retirement income whatsoever shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of two (2) years from the date of such mailing, he shall not have provided the Plan Administrator with evidence of his continued life and his proper mailing address.

7.5 Successors. The provisions of this Plan shall be binding upon each Employer, and their successors and assigns and upon each Participant and his heirs, spouses, estates, and legal representatives.

7.6 Facility of Payment. Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Plan Administrator shall otherwise be in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator, in the exercise of its discretion, may direct that the distribution or payments to which such person otherwise would be entitled shall be made in any one or more of the following ways:

      (a)  Directly to such person;

      (b) To his legal curator, guardian, or conservator, or other court-appointed or court-recognized representatives;

      (c) To his Surviving Spouse, to another member of his family, or to any other person, to be expended for his benefit; or

      (d) By the Plan Administrator itself, receiving and expending, or directing the expenditure of the same for the benefit of such person.

      Any payment made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

7.7 Required Information to Plan Administrator. Each Participant or Surviving Spouse will furnish to the Plan Administrator such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan. The provisions of the Plan respecting any payments thereunder are conditional upon the Participant's furnishing promptly such true, full and complete information as the Plan Administrator may request. Each Participant or Surviving Spouse will submit proof of his age and his spouse's age to the Plan Administrator at such time as required by the Plan Administrator. The Plan Administrator will, if such proof of age is not submitted as required, use as conclusive evidence thereof such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of persons entitled to benefits hereunder, by the Participant or otherwise. Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Company at:


                           Human Resources Department
                         Newport News Shipbuilding Inc.
                             4101 Washington Avenue
                        Newport News, Virginia 23607-2770

7.8 Claims Procedure. Any claim for benefits must initially be submitted in writing to the Plan Administrator. If such claim is denied (in whole or in part), the claimant shall receive from the Plan Administrator notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for denial, with specific reference to pertinent provisions of this Plan. Such notice shall be provided within 90 days of the date the Participant's claim for benefits is received. Any disagreements about such interpretations and construction may be appealed within 60 days to the Plan Administrator. The Plan Administrator shall respond to such appeal within 60 days with a notice in writing fully disclosing its decision and the reasons therefore. The Plan Administrator shall have full and complete discretion to interpret the Plan and its resolution of all claims under the Plan shall be final. The Plan Administrator shall not be liable to any person for any action taken hereunder, except those actions undertaken with lack of good faith.

7.9 Controlling State Law. To the extent not superseded by the laws of the United States, the Plan will be construed and enforced according to the laws of the Commonwealth of Virginia.

7.10 Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

7.11 Adoption of Plan. Any subsidiary, Affiliate Company, or other entity that satisfies the requirements of Section 2.16 of this Plan, may adopt this Plan for all or a portion of its employees, provided that the Committee approves such participation. The administrative powers and control of the Company as provided in the Plan shall not be deemed diminished under the Plan by reason of the participation of other companies in the Plan.


IN WITNESS WHEREOF, Newport News Shipbuilding Inc. has adopted this plan on this _____ day of March, 1999.


ATTEST (SEAL):                              NEWPORT NEWS SHIPBUILDING INC.


_____________________________               By__________________________________